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                                   Exhibit 21

                              List of Subsidiaries
                              --------------------


                             Jurisdiction in Which         Percentage of Voting
Name of Subsidiary                Organized                      Stock Owned

Nexell of California, Inc.    Delaware             100% Nexell Therapeutics Inc.
Innovir Laboratories Inc.     Delaware             86% Nexell Therapeutics Inc.
Vimrx Genomics, Inc.          Delaware             100% Nexell Therapeutics Inc.
Vimrx Holdings Inc.           Delaware             100% Nexell Therapeutics Inc.